Exhibit 99.(k)(4)

EXPENSE LIMITATION AGREEMENT

BROOKFIELD INFRASTRUCTURE INCOME FUND INC.

Brookfield Place, 250 Vesey Street
New York, NY 10281-1023

[•], 2023

Brookfield Asset Management Private Institutional Capital (Canada), L.P.

181 Bay Street

P.O. Box 762
Toronto, ON M5J 2T3

Ladies and Gentlemen:

Brookfield Asset Management Private Institutional Capital (Canada), L.P. (the “Adviser”) hereby agrees, until one year from the commencement of operations of Brookfield Infrastructure Income Fund Inc. (the “Fund”) (the “Limitation Period”), to waive fees that it would otherwise be paid, and/or to assume expenses of the Fund, if required to ensure that the Fund’s Specified Expenses (as defined below) do not exceed 0.70% per annum of the Fund’s average monthly net assets of each class of the Fund’s shares of common stock (the “Shares”). “Specified Expenses” is defined to include all expenses incurred in the business of the Fund, including, among other things, organizational and offering costs, professional fees, and fees and expenses of an administrator, transfer agent, and custodian, with the exception of (i) the Management Fee, (ii) the Incentive Fee, (iii) the Servicing Fee, (iv) the Distribution Fee, (v) portfolio level expenses, (vi) brokerage costs or other investment-related out-of-pocket expenses, including costs incurred with respect to unconsummated investments, (vii) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Fund), (viii) taxes, and (ix) extraordinary expenses (such as litigation and other expenses not incurred in the ordinary course of the Fund’s business). The terms “Management Fee,” “Incentive Fee,” “Servicing Fee” and “Distribution Fee” have the meanings ascribed to them in the Fund’s prospectus.

With respect to each class of Shares, the Fund agrees to repay the Adviser any fees waived or expenses assumed under this agreement (the “Agreement”) for such class of Shares, provided the repayments do not cause the Specified Expenses to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time the Fund repays the Adviser, whichever is lower. Any such repayments must be made within thirty-six months after the month in which the Adviser waived the fee or reimbursed the expense.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Directors of the Fund (the “Board”), including a majority of the Directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Directors”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend the Limitation Period for a period of one year on an annual basis, subject to approval of the Board, including a majority of the Independent Directors, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

BROOKFIELD INFRASTRUCTURE INCOME FUND INC.

By:
Name:	Chloe Berry
Title:	President

The foregoing Agreement is hereby accepted as of [•], 2023:

BROOKFIELD ASSET MANAGEMENT PRIVATE

INSTITUTIONAL CAPITAL ADVISER (CANADA), L.P.,

by its general partner,

BROOKFIELD INFRASTRUCTURE GP ULC

By:
Name:	David Krant
Title:	Senior Vice President

[Signature Page to Expense Limitation Agreement]